Exhibit 4.12

2016 RESTATEMENT

NATIONAL FUEL GAS COMPANY TAX-DEFERRED SAVINGS PLAN

AMENDMENT NO. 8

Under Section 11.1 of the National Fuel Gas Company Tax-Deferred Savings Plan (the “Plan”), National Fuel Gas Company reserved the right to modify or amend the Plan. This Amendment No. 8 of the Plan (the “Amendment”) is adopted to enhance the matching contribution schedule for certain participants. The changes in this Amendment are effective as noted.

This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

The Plan is amended in the following respects:

1.      Effective May 1, 2021, the following table shall be added to Subsection (d) of Section 3.3 (“Matching Contributions”):

Table for Determining Matching Contributions For Participants who are

Employees subject to a collective bargaining agreement between the Company and the International Brotherhood of Electrical Workers, Local 2154, 2154-N, 2154-S

Effective May 1, 2021 and Thereafter

Wage Reduction Percentage	Matching Contribution Percentage
2%	1.0%
3%	1.5%
4%	2.0%
5%	2.5%
6%	3.0%
7%-60%*	3.5%

*	Or contributions that equal the dollar amount in effect under Section 402(g) of the Code for the Plan Year.

2.      In all other respects, the Plan remains unchanged.

NATIONAL FUEL GAS COMPANY

/s/ ak	By:	/s/ S.J. Mugel
	Name:	S.J. Mugel
	Title:	General Counsel & Secretary
	Date:	March 24, 2021